Exhibit 10.1

Rochester Medical Corporation

Fiscal 2013 Management Incentive Plan

(adopted by the Compensation Committee of the Board of Directors on December 12, 2012)

EXECUTIVE MANAGEMENT INCENTIVE PLAN  (BONUS)

Eligibility

•                  All Executive Officers will be eligible to participate.

•                  Recommended participation rates have been set by the President, and are based upon the respective position level and function of each executive.

•                  Participation rates for incentive bonuses are expressed as a percentage of base salary.

Fiscal 2013

	Bonus Participation (% of Base Salary)			Weighted Performance Criteria(1)
Participant	Minimum Payout	Target Payout	Maximum Payout	Sales	Operating Income

Anthony Conway	0%	60%	90%	50%	50%

David Jonas	0%	50%	75%	50%	50%

Martyn Sholtis	0%	50%	75%	75%	25%

Philip Conway	0%	50%	75%	25%	75%

James Carper	0%	50%	75%	75%	25%

Robert Anglin	0%	50%	75%	50%	50%

Sarah Grinde(2)	0%	50%	75%	25%	25%

(1)  Both weighted performance criteria (sales and operating income) have minimum requirements and maximum levels of payout.  The range of accomplishment for each performance criteria is 0%-150%, with 100% being at target.  The sales and operating income performance targets are approved by the Compensation Committee.  The performance target for sales for 100% achievement is based on the approved fiscal 2013 sales budget (excluding any sales of Foley catheters during fiscal 2013), with the minimum requirement set at sales equivalent to fiscal 2012 results, and the maximum payout earned at sales equivalent to 125% of the incremental sales growth dollar target over fiscal 2012 results as set forth in the fiscal 2013 sales budget.  The performance target for operating income for 100% achievement is based on the approved budgeted operating income for fiscal 2013 (before stock-based compensation expense, executive bonuses, and before any expense related to the discontinuation of the Foley catheter business), with the minimum requirement set at operating income budgeted at the minimum sales target for fiscal 2013, and the maximum payout earned at operating income budgeted at the maximum sales target for fiscal 2013.

(2)  50% of the incentive bonus payable to Ms. Grinde will be based on progress achieved on R&D projects as defined by the CEO.

Bonus Calculation and Payout

The CFO will calculate actual results from the respective areas of responsibility for each executive against financial targets.  All targets will be calculated exclusive of exchange rate gains or losses.  This calculation will result in a payout level as a percentage of the annual incentive target.  Performance levels will be reviewed by the CEO, and any deviations from the approved plan must be approved by the Compensation Committee prior to disbursement.